Exhibit 99.1

NEWS RELEASE

CONTACT: William T. Camp	6110 Executive Blvd., Suite 800 Rockville, Maryland 20852
Executive Vice President and Chief Financial Officer	Tel 301-984-9400 Fax 301-984-9610
E-Mail: bcamp@writ.com	www.writ.com

November 1, 2011

WASHINGTON REAL ESTATE INVESTMENT TRUST COMPLETES SALE OF

FINAL PHASE OF INDUSTRIAL PORTFOLIO FOR $70.6 MILLION

Washington Real Estate Investment Trust (WRIT) (NYSE: WRE) has completed the final sale transaction of its industrial portfolio by closing on the sale of Dulles Business Park and 6100 Columbia Park Road for $70.6 million.

The $70.6 million proceeds include a $0.9 million reimbursement of a prepayment penalty associated with the early payoff of two mortgage notes encumbering Dulles Business Park. As previously announced, WRIT completed the first three industrial portfolio sale transactions in September 2011 for $235.8 million and the fourth transaction in October 2011 for $44.5 million. The aggregate sales proceeds for the entire industrial portfolio are $350 million. The buyers are affiliates of a joint venture between AREA Property Partners and the Adler Group.

“We are pleased to announce the completion of the final piece of our industrial portfolio disposition. Following our strategic decision earlier this year to trade out of this portfolio, we worked tirelessly to execute these five sale transactions. We recognized a GAAP gain of approximately $97 million, which we have already reinvested into better located and faster growing office and retail assets, leaving us with a well-positioned portfolio as we look ahead to 2012,” said George F. “Skip” McKenzie, President and Chief Executive Officer of WRIT.

WRIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. WRIT owns a diversified portfolio of 71 properties totaling approximately 9 million square feet of commercial space and 2,540 residential units, and land held for development. These 71 properties consist of 26 office properties, 18 medical office properties, 16 retail centers and 11 multifamily properties. WRIT shares are publicly traded on the New York Stock Exchange (NYSE: WRE).

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market conditions, the timing and pricing of lease transactions, the effect of the current credit and financial market conditions, the availability and cost of capital, fluctuations in interest rates, tenants’ financial conditions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2010 Form 10-K and second quarter 2011 Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.